UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INTERNATIONAL BARRIER TECHNOLOGY INC.

 (Exact Name of Registrant as Specified in Its Charter)

British Columbia	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

510 4th Street North

 Watkins, Minnesota, 55389

(Address of Principal Executive Offices and Zip Code)

2005 STOCK OPTION PLAN

 (Full Title of the Plan)

International Barrier Technology Inc.

510 4th Street North

Watkins, Minnesota, 55389

(Name and address of agent for service)

320-764-5797

(Telephone number, including area code, of agent for service)

With Copies to:

Morton Law LLP

Barristers & Solicitors

c/o Edward L. Mayerhofer

#1200 – 750 West Pender Street

Vancouver, British Columbia, V6C 2T8

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filed [ ]	Smaller reporting company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

EXPLANATORY NOTE

On February 28, 2006, International Barrier Technology Inc. (the “Registrant”) filed with the Securities and Exchange Commission a registration statement on Form S-8, Registration No. 333-132088 (the “Registration Statement”), for the sale of 2,904,732 shares of the common stock without par value, of the Registrant under the Registrant’s stock option plan and the reoffer and resale of up to 1,250,000 shares of common stock by certain shareholders upon exercise of stock options.

On July 31, 2017, the Registrant entered into a definitive agreement with Louisiana-Pacific Canada Ltd. and Louisiana-Pacific Corporation (collectively, “LP”) pursuant to which LP agreed to acquire all of the issued and outstanding common shares of the Registrant by way of plan of arrangement (the “Arrangement”) under the Business Corporations Act (British Columbia). Pursuant to the Arrangement, each issued and outstanding common share of the Company will be transferred to LP in consideration for US$0.41 per common share, for a total purchase price of US$22 million. On September 28, 2017, the Registrant held a special meeting of shareholders at which the Registrant’s shareholders approved the arrangement. The Arrangement is scheduled to be completed on October 13, 2017.

The offering contemplated by the Registration Statement has terminated. The Registrant is removing from registration, by means of a post-effective amendment (“Post-Effective Amendment No. 1”) to the Registration Statement, any securities registered under the Registration Statement that remained unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on this 12th day of October, 2017.

INTERNATIONAL BARRIER TECHNOLOGY INC.

(Registrant)

By:

/s/ Melissa McElwee

              Melissa McElwee, CFO

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature and Title

Date

/s/ Michael Huddy

October 12, 2017

Michael Huddy

CEO and Director

/s/ Melissa McElwee

October 12, 2017

Melissa McElwee

CFO

/s/ Victor A. Yates

October 12, 2017

Victor A. Yates

Director